Exhibit 10.5

NORTHWEST NATURAL GAS COMPANY

DIRECTORS DEFERRED COMPENSATION PLAN

EFFECTIVE JUNE 1, 1981

RESTATED AS OF OCTOBER 1, 2018

-i-

NORTHWEST NATURAL GAS COMPANY

DIRECTORS DEFERRED COMPENSATION PLAN

1.    Restatement. The Board of Directors (the “Board”) of Northwest Natural Gas Company (hereinafter, the “Company”) adopted a Director’s Deferred Compensation Plan (hereinafter, the “Plan”) effective June 1, 1981, which was previously restated effective as of January 1, 1988, December 1, 1997, December 1, 2001, February 26, 2004, December 15, 2005, January 1, 2007, February 28, 2008, and February 26, 2009. The Plan was partially terminated in accordance with Paragraph 9(b)(i) effective December 31, 2004, so deferrals of compensation are no longer being made under the Plan. Effective October 1, 2018, the Company became a wholly-owned subsidiary of Northwest Natural Holding Company (“Parent”) and holders of Company common stock became holders of Parent common stock (“Parent Common Stock”). Under the terms of the Plan, Company Stock Accounts (as defined in Section 6(a) below) which were formerly denominated in shares of Company common stock are now denominated in shares of Parent Common Stock. The Plan is now amended and restated by this Restatement, effective as of October 1, 2018.

2.    Election by Directors.

(a)    Eligibility. Any director of the Company or any corporation or other entity affiliated with or subsidiary to it (a “Director”) is eligible to elect to defer receipt of all or part of (i) the fees paid to him or her as a Director or as a member of a committee of the Board (“Fees”), or (ii) the shares (“NEDSCP Shares”) of restricted common stock of the Company (“Common Stock”) awarded to the Director under the Company’s Non-Employee Directors Stock Compensation Plan (“NEDSCP”). In addition, a Director may elect under the NEDSCP to receive awards under that plan as deferred cash credits (“NEDSCP Cash Credits”) rather than as NEDSCP Shares.

(b)    Deferral of Fees. Any Director may elect, prior to the beginning of any calendar year, to defer receipt of fees for that calendar year, whether or not the fees are actually payable in that calendar year; and any newly elected Director prior to assuming office may elect to defer receipt of fees commencing after the date on which the Director assumes office. Any election under the preceding sentence shall apply only to fees earned subsequent to the date the election is filed. Total deferrals of Fees by a Director in a calendar year must be at least $1,500.

(c)    Deferral of NEDSCP Shares. Any Director may elect, prior to the beginning of any calendar year, to defer receipt of unvested NEDSCP Shares that are scheduled to vest in that calendar year; and any newly elected Director prior to assuming office may elect to defer receipt of NEDSCP Shares that will vest in the remainder of the calendar year after the date on which the Director assumes office. Total deferrals of NEDSCP Shares by a Director in a calendar year must be at least 100% of the NEDSCP Shares scheduled to vest in that year. No deferral shall be allowed of NEDSCP Shares as to which a Director has made an election under Section 83(b) of the Internal Revenue Code.

(d)    Continuation and Modification. An election to defer Fees or NEDSCP Shares by a Director shall automatically continue from year to year unless the Director terminates or modifies the election by written request. Any such termination or modification shall not become applicable until the calendar year following the year in which such written termination or modification is filed. In the event of a termination of a deferral election, any amounts already deferred by a Director shall not be paid until he or she ceases to serve as a Director, and then only pursuant to the terms, conditions, limitations and restrictions of the Plan.

3.    Accounts.

(a)    Accounts. The Company shall establish on its books one, two or three separate accounts (individually, an “Account” and collectively, the “Accounts”) for each Director who participates in the Plan: a Stock Account, a Cash Account, and/or for each person who is a Director as of January 1, 1998, a Retirement Benefit Account. The number of NEDSCP Shares deferred by a Director shall be credited to the Stock Account. Any NEDSCP Cash Credits shall be credited to the Cash Account. Fees deferred by a Director shall be credited to the Stock Account or the Cash Account as elected by the Director at the time the Director elects to defer Fees. Such election may be divided between the two Accounts in increments of 25 percent of the deferred Fees covered by the election. An election between the Stock Account and the Cash Account shall be irrevocable as to the deferred Fees covered by the election and no transfers between the Stock Account and the Cash Account shall be permitted except as otherwise provided in Paragraph 3(f)(iv). The credit for deferred Fees shall be entered on the Company’s books of account each month at the time that Fees are paid to other Directors who do not elect to defer the payment of such Fees. The credit for deferred NEDSCP Shares shall be entered on the Company’s books of account as soon as practicable after January 1 of the year subject to the deferral. The credit for an NEDSCP Cash Credit shall be entered on the Company’s books of account effective as of the award date for such credit under the NEDSCP. No special fund shall be established nor shall any notes or securities be issued by the Company with respect to a Director’s Accounts.

(b)    Stock Account. A Director’s Stock Account shall be denominated in shares of Parent Common Stock, including fractional shares. With respect to each amount of Fees deferred to a Director’s Stock Account, the Stock Account shall be credited with a number of shares equal to the deferred Fees divided by the purchase price for shares of Parent Common Stock under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRSPP”) on the Investment Date (as defined in the DRSPP) next succeeding the day the deferred Fees would have been paid if not for the deferral. As of each date for payment of dividends on the Parent Common Stock, the Stock Accounts shall be credited with an additional number of shares (including fractional shares) equal to the amount of dividends that would be paid on the number of shares recorded as the balance of the Stock Account as of the record date for such dividend divided by closing market price of the Parent Common Stock reported for such payment date or, if such day is not a trading day, the next trading day.

(c)    Forfeiture of NEDSCP Shares or NEDSCP Cash Credits. If any NEDSCP Shares deferred by a Director under this Plan are forfeited under the terms of the NEDSCP, the Director’s Stock Account shall be reduced by the number of shares so forfeited. If any NEDSCP Cash Credits of a Director are forfeited under the terms of the NEDSCP, the Director’s Cash Account shall be reduced by the amount of NEDSCP Cash Credits so forfeited.

(d)    Retirement Benefit Account. A Director’s Retirement Benefit Account shall be denominated in shares of Parent Common Stock, including fractional shares. Effective as of January 1, 1998, Section 5 of Article III of the Company’s Bylaws has been amended to eliminate with respect to all persons who are Directors as of January 1, 1998 a provision for a retirement benefit payable to Directors who retire from the Board at age 72 with at least 10 years of service. Effective as of January 1, 1998, the Retirement Benefit Account of each person who is a Director on that date shall be credited with a number a shares of Parent Common Stock determined by the Company as a replacement for the prior retirement benefit. As of each date for payment of dividends on the Parent Common Stock, the Retirement Benefit Accounts shall be credited with an additional number of shares (including fractional shares) equal to the amount of dividends that would be paid on the number of shares recorded as the balance of the Retirement Benefit Account as of the record date for such dividend divided by the purchase price for shares of Parent Common Stock under the DRSPP for dividends reinvested on such payment date. The Retirement Benefit Account of any Director who has not ceased to be a Director prior to February 28, 2008 shall be fully vested and noncancellable effective as of February 28, 2008.

(e)    Statement of Account. At the end of each calendar quarter, a report shall be issued by the Company to each participating Director setting forth the balances of the Director’s Accounts under the Plan. The credit entries made to a Director’s Accounts constitute merely a general obligation of the Company to pay such Accounts to the Director, or to his or her beneficiary or estate when due under the Plan.

(f)    Effect of Corporate Transaction on Stock Accounts and Retirement Benefit Accounts. At the time of consummation of a Corporate Transaction, if any, the amount credited to a Director’s Stock Account and Retirement Benefit Account shall be converted into a credit for cash or common stock of the acquiring company (“Acquiror Stock”) based on the consideration received by shareholders of Parent in the Corporate Transaction, as follows:

(i)    Stock Transaction. If holders of Parent Common Stock receive Acquiror Stock in the Corporate Transaction, then (1) the amount credited to each Director’s Stock Account and/or Retirement Benefit Account shall be converted into a credit for the number of shares of Acquiror Stock that the Director would have received as a result of the Corporate Transaction if the Director had actually held the Parent Common Stock credited to his or her Stock Account and/or Retirement Benefit Account immediately prior to the consummation of the Corporate Transaction, and (2) Stock Accounts and Retirement Benefit Accounts will thereafter be denominated in shares of Acquiror Stock and ongoing deferrals of Fees and NEDSCP Shares, if any, shall continue to be made in accordance with outstanding deferral elections into the Stock Accounts as so denominated.

(ii)    Cash or Other Property Transaction. If holders of Parent Common Stock receive cash or other property in the Corporate Transaction, then (1) the amount credited to a Director’s Stock Account and/or Retirement Benefit Account shall be transferred to the Director’s Cash Account and converted into a cash credit for the amount of cash or the value of the property that the Director would have received as a result of the Corporate Transaction if the Director had actually held the Parent Common Stock credited to his or her Stock Account and/or Retirement Benefit Account immediately prior to the consummation of the Corporate Transaction, and (2) Stock Accounts shall no longer exist under the Plan and all ongoing deferrals, if any, shall thereafter be made into Cash Accounts.

(iii)    Combination Transaction. If holders of Parent Common Stock receive Acquiror Stock and cash or other property in the Corporate Transaction, then (1) the amount credited to each Director’s Stock Account and/or Retirement Benefit Account shall be converted in part into a credit for Acquiror Stock under Paragraph 3(f)(i) and in part into a credit for cash under Paragraph 3(f)(ii) in the same proportion as such consideration is received by shareholders, and (2) ongoing deferrals of Fees and NEDSCP Shares, if any, shall continue to be made in accordance with outstanding deferral elections into Stock Accounts in accordance with Paragraph 3(f)(i).

(iv)    Election Following Stock Transaction. For a period of 12 months following the consummation of any Corporate Transaction which results in Directors having Stock Accounts and/or Retirement Benefit Accounts denominated in Acquiror Stock, each Director shall have a one-time right to elect to transfer the entire amount in the Director’s Stock Account and Retirement Benefit Account into the Director’s Cash Account; provided, however, that this election shall not be available if the Corporate Transaction results in holders of Parent Common Stock becoming holders of all of the outstanding common stock of a parent corporation of the Company. Such election shall be made by written notice to the Company and shall be effective on the date received by the Company. If such an election is made, the amount of cash to be credited to the Director’s Cash Account shall be determined by multiplying the number of shares of Acquiror Stock in the Director’s Stock Account and Retirement Benefit Account by the closing market price of the Acquiror Stock reported for the last trading day preceding the effective date of the election.

4.     Interest. Interest shall be credited to the Cash Account balance (including both principal and interest) of each participating Director based on the balance at the end of each calendar quarter. The rate of interest to be applied at the end of each calendar quarter is set forth below in this Paragraph 4. The interest credit shall continue to be applied to the Cash Account of a Director, even if ceasing to serve as a Director, until all amounts credited to his or her Cash Account have been paid. Said interest shall be calculated quarterly, based upon the average daily balance of the Director’s Cash Account since the preceding calendar quarter, after giving effect to any reduction in the Cash Account as a result of any payments. The remaining annual payments will be recomputed to reflect the additional interest credits.

The rate of interest to be applied at the end of each calendar quarter shall be the quarterly equivalent of an annual yield that is two percentage points (2%) higher than the annual yield on Moody’s Average Corporate Bond Yield for the preceding quarter, as published by the Moody’s Investors Service, Inc. (or any successor thereto), or if such index is no longer published, a substantially similar index selected by the Board. At no time shall the rate of interest be less than six percent (6%) annually. Notwithstanding the foregoing, effective as of January 1, 2017, the rate of interest to be applied at the end of each calendar quarter shall be the rate of interest for interest credited to cash accounts under the Company’s Deferred Compensation Plan for Directors and Executives, as such plan may be amended from time to time (the “DCPDE”), regardless of whether or not such rate of interest shall be more or less than six percent (6%) annually; provided, however, that if at any time on or after January 1, 2017 there is no interest credited to cash accounts under the DCPDE because the DCPDE shall have ceased to operate or for any other reason, then, at such time on or after January 1, 2017, the rate of interest to be applied at the end of each calendar quarter shall be the quarterly equivalent of an annual yield that is equal to the annual yield on Moody’s Average Corporate Bond Yield for the preceding quarter, as published by Moody’s Investors Service, Inc. (or any successor thereto), or, if such index is no longer published, a substantially similar index selected by the Board, regardless of whether or not such rate of interest shall be more or less than six percent (6%) annually. Any change in the rate of interest that occurs on January 1, 2017 or thereafter pursuant to the provisions of this paragraph shall not constitute an “amendment affecting the interest rate” within the meaning of Paragraph 9(a) below.

5.    Terms of Payment.

(a)    Plan Benefits. The amounts contained in a Director’s Accounts are subject to the terms of payment as set forth in this paragraph. When a Director ceases to serve as a Director of the Company, either by retirement or otherwise, the individual shall be entitled to payment of the amounts in his or her Accounts.

(b)    Timing of Benefit Payment. At the time the Director elects to defer Fees or NEDSCP Shares or to receive NEDSCP Cash Credits in lieu of NEDSCP Shares, and with respect to Retirement Benefit Accounts before January 1, 1998, the Director may designate the number of annual installments, not to exceed ten, in which the applicable Account balance shall be paid, or the Director may elect to receive such Account balance in a lump sum payment, or in a combination of a partial lump sum and the remainder in installment payments. A Director may elect to modify such election by filing a change of payment designation which shall supersede the prior form of payment designation for any one (1) or more deferral periods; provided, however, that a Director may not file a change of payment designation with respect to amounts credited to his or her Retirement Benefit Account after December 31, 2008. If the Director’s most recent change of payment designation has not been filed one (1) full calendar year prior to the year in which the Director ceases to serve as a Director of the Company, the prior election shall be used to determine the form of payment. For example, a Director leaving the Board in 2003 must file a written request with the Committee by December 31, 2001 to change his form of payment designation.

(c)    Form of Benefit Payment. Benefits payable to a Director from a Stock Account or a Retirement Benefit Account shall only be paid to such Director as a distribution of Parent Common Stock plus cash for fractional shares. Benefits payable to a Director from a Cash Account shall only be paid to such Director in cash.

(d)    Commencement of Payment. Any lump sum payment or the first annual installment payment owed to a Director shall be paid on a day in January of the year following the year in which he or she ceases to serve as a Director of the Company, with the specific day to be determined by the Company. In the event a Director terminates the election to defer Fees or NEDSCP Shares, any Fees or NEDSCP Shares already deferred shall not be payable to the Director until such time as he or she ceases to serve as a Director, and then only subject to the terms and conditions contained herein. The provisions of this paragraph are subject to the terms of Paragraph 6 covering the death of a Director and to the terms of Paragraph 8 covering a Change in Control.

(e)    Payment to Guardian. If a benefit under the Plan is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person responsible for the care and custody of such minor, incompetent or person. The Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

(f)    Withholding; Payroll Taxes. The Company shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law.

(g)    Accelerated Distribution. Notwithstanding any other provision of the Plan, a Director shall be entitled to receive, upon written request to the Committee, a lump sum distribution equal to ninety percent (90%) of the total balance of the Director’s Cash Account and Stock Account as of the last day of the calendar quarter immediately preceding the day on which the Committee receives the written request. The remaining balance of the Director’s Cash Account and Stock Account shall be forfeited by the Director. No accelerated distribution under this section shall be available for amounts in Directors’ Retirement Benefit Accounts. A Director who receives a distribution under this section shall be suspended from participation in the Plan for 12 months, but such suspension shall not apply to crediting of NEDSCP Cash Credits. The amount payable under this section shall be paid in a lump sum within 65 days following the receipt of the notice by the Committee from the Director.

6.    Death of Director.

(a)    Plan Death Benefit. Upon the death of a Director or a former Director prior to the receipt of the full amount credited to his or her Accounts, the balance of the Director’s Accounts shall be paid to the designated beneficiary or beneficiaries in the manner elected in writing by the Director at the time of the deferral election, or if no such election is made, by lump sum payment.

(b)    Beneficiary. At the time a Director elects to defer payment of Fees or NEDSCP Shares or to receive NEDSCP Cash Credits in lieu of NEDSCP Shares, and with respect to Retirement Benefit Accounts before January 1, 1998, the Director may designate a beneficiary or beneficiaries. If greater than 50% of the benefit is designated to a beneficiary other than the Director’s spouse, such beneficiary designation shall be consented to by the Director’s spouse. Such designation may be changed by the Director at any time without the consent of a beneficiary, subject to the spousal consent requirement above. If no designated beneficiary survives the Director or former Director, the balance of the Director’s Accounts shall be paid to the Director’s estate.

7.    Administration.

(a)    Committee Duties. This Plan shall be administered by the Organization and Executive Compensation Committee of the Board (the “Committee”). The Committee shall have responsibility for the general administration of the Plan and for carrying out its intent and provisions. The Committee shall interpret the Plan and have such powers and duties as may be necessary to discharge its responsibilities. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

(b)    Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

(c)    Indemnity of Committee. To the extent permitted by applicable law, the Company shall indemnify, hold harmless and defend the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, provided that the members of the Committee were acting in accordance with the applicable standard of care.

8.    Definitions; Change in Control; Corporate Transaction.

(a)    For purposes of this Plan, a “Change in Control” shall mean the occurrence of any of the following events:

(i)    The consummation of:

(A)    any consolidation, merger or plan of share exchange involving Parent (a “Merger”) as a result of which the holders of outstanding securities of Parent ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger;

(B)    any consolidation, merger, plan of share exchange or other transaction involving the Company as a result of which Parent does not continue to hold, directly or indirectly. at least 50% of the outstanding securities of the Company ordinarily having the right to vote for the election of directors; or

(C)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Parent or the Company;

(ii)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Parent (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(iii)    Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than Parent or the Company or any employee benefit plan sponsored by Parent or the Company) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than Parent, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

(b)    For purposes of this Plan, a “Corporate Transaction” shall mean any of the following:

(i)    any consolidation, merger or plan of share exchange involving Parent pursuant to which shares of Parent Common Stock would be converted into cash, securities or other property; or

(ii)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Parent.

9.    Amendment and Termination of the Plan.

(a)    Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that upon a Change in Control, no amendment shall be effective to change the payout schedule in Paragraph 9(b)(ii), and further provided that no amendment shall decrease or restrict the amount credited to any Account maintained under the Plan as of the date of amendment. An amendment affecting the interest rate credited under Paragraph 4 shall not become effective before the first day of the calendar year which follows the adoption of the amendment and at least 30 days written notice of the amendment to the Director. An amendment affecting the interest rate credited under Paragraph 4 that is adopted after a Change in Control shall apply only to those amounts credited to Directors’ Accounts after the Change in Control.

(b)    Termination. The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company.

(i)    Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional deferrals. In the event of such a partial termination, the Plan shall continue to operate and be effective with regard to deferrals entered into prior to the effective date of such partial termination.

(ii)    Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional deferrals, and terminate all ongoing deferrals. The Plan shall cease to operate and the Committee shall pay out to each Director the balance in each of his or her Accounts in a lump sum or in equal annual installments amortized over the period listed in the payout schedule below based on the balance in the particular Account at the time of such complete termination:

Payout Schedule

Appropriate Account Balance	Payout Period

Less than $10,000	Lump sum

$10,000 but less than $50,000	Lesser of 5 years or period elected in Participation Agreement

More than $50,000	Period elected in Participation Agreement

Interest earned on the unpaid balance in the Director’s Cash Account shall be the applicable interest rate at the end of the calendar quarter immediately preceding the effective date of such complete termination.

10.    Miscellaneous.

(a)    Unsecured General Creditor. The Accounts shall be established solely for the purpose of measuring the amounts owed to a Director or beneficiary under the Plan. Directors and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company. Except as may be provided in Paragraph 10(b), such policies, annuity contracts or other assets of the Company shall not be held under any trust for the benefit of the Directors, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

(b)    Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan; provided, however, that upon request of the Company at any time, Parent shall pay benefits that are payable in Parent Common Stock by issuing such shares to the applicable Directors or beneficiaries. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

(c)    Nonassignability. No assignment or alienation may be made of any deferred fees or interest thereon, except in accordance with Paragraph 6.

(d)    Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Oregon.

(e)    Successors. The provisions of this Plan shall bind and inure to the benefit of the Company, Parent and their respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company or Parent, and successors of any such corporation or other business entity. Parent did not acquire all or substantially all of the assets of the Company in the reorganization transaction, and therefore Parent is not a successor to any of the obligations of the Company under this Plan.

The foregoing restatement of the Plan was approved by the Board of Directors of Northwest Natural Gas Company effective as of October 1, 2018.

NORTHWEST NATURAL GAS COMPANY

By:	/s/ DAVID H. ANDERSON
David H. Anderson,
Chief Executive Officer

Attest:	/s/ SHAWN M. FILIPPI
Shawn M. Filippi
Vice President, Chief Compliance Officer
and Corporate Secretary

Northwest Natural Holding Company hereby acknowledges and accepts its obligation under Section 10(b) of the Plan.

NORTHWEST NATURAL HOLDING COMPANY

By:	/s/ DAVID H. ANDERSON
David H. Anderson,
Chief Executive Officer